As filed with the Securities and Exchange Commission on July 1, 2015

Registration No. 333-204140

Registration No. 333-197717

Registration No. 333-194931

Registration No. 333-181302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUDIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-2061537
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

331 Fairchild Drive, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Audience, Inc. 2001 Stock Plan

Audience, Inc. 2011 Equity Incentive Plan

Audience, Inc. Amended and Restated 2011 Equity Incentive Plan

Audience, Inc. 2011 Employee Stock Purchase Plan

Sensor Platforms, Inc. 2004 Stock Plan

(Full title of the plan)

Mark R. Pacioni

Secretary

Audience, Inc.

331 Fairchild Drive

Mountain View, California 94043

(Name and address of agent for service)

(630) 250-5100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Audience, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered by the Company pursuant to the following (collectively referred to herein as the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 333-181302), filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2012 with respect to shares of the Company’s common stock, par value of $0.001 per share (“Company Common Stock”), registered for issuance under the Company’s 2001 Stock Plan, 2011 Equity Incentive Plan, Amended and Restated 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (File No. 333-194931), filed with the SEC on March 31, 2014 with respect to shares of the Company Common Stock, registered for issuance under the Company’s Amended and Restated 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (File No. 333-197717), filed with the SEC on July 30, 2014 with respect to shares of the Company Common Stock, registered for issuance under the Sensor Platforms, Inc. 2004 Stock Plan.

•	Registration Statement on Form S-8 (File No. 333-204140), filed with the SEC on May 13, 2015 with respect to shares of the Company Common Stock, registered for issuance under the Company’s Amended and Restated 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan.

Effective as of July 1, 2015, as contemplated by the Agreement and Plan of Merger, dated April 29, 2015, by and among the Company, Knowles Corporation (“Knowles”) and Orange Subsidiary, Inc. (“Merger Sub”), a wholly owned subsidiary of Knowles (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Knowles (such transaction, the “Merger”).

As part of the Merger, the Company has terminated all offerings of Company Common Stock pursuant to existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statements, all shares of Company Common Stock registered under the Registration Statements that remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Audience, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Itasca, State of Illinois, on July 1, 2015.

AUDIENCE, INC.

By:	/s/ Mark R. Pacioni
	Name:	Mark R. Pacioni
	Title:	Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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